Exhibit 10.25

PRIVATE INSTRUMENT OF INDENTURE OF THE 4TH (FOURTH) ISSUANCE OF SIMPLE DEBENTURES, NON-CONVERTIBLE INTO SHARES, IN TWO SERIES, UNSECURED TYPE, WITH PERSONAL GUARANTEE, FOR PUBLIC DISTRIBUTION WITH RESTRICTED PLACEMENT EFFORTS, UNDER FIRM SUBSCRIPTION WARRANTY,

FROM VOTORANTIM CIMENTOS S.A.

BETWEEN

VOTORANTIM CIMENTOS S.A.,

PENTÁGONO S.A. DISTRIBUTOR OF BONDS AND SECURITIES,

VOTORANTIM PARTICIPAÇÕES S.A.,

AND

VOTORANTIM INDUSTRIAL S.A.

DATED

JANUARY 2ND, 2012

PRIVATE INSTRUMENT OF THE INDENTURE OF THE 4TH (FOURTH) ISSUANCE OF SIMPLE DEBENTURES, NON-CONVERTIBLE INTO SHARES, IN TWO SERIES, UNSECURED TYPE, WITH PERSONAL GUARANTEE, FOR PUBLIC DISTRIBUTION WITH RESTRICTED PLACEMENT EFFORTS, UNDER FIRM SUBSCRIPTION WARRANTY,

FROM VOTORANTIM CIMENTOS S.A.

For this private instrument, the parties described below:

VOTORANTIM CIMENTOS S.A., a privately-held corporation, headquartered in the City of São Paulo, State of São Paulo, at Praça Prof. José Lannes, nº 40, 9º andar, registered under CNPJ/MF nº 01.637.895/0001-32, herein represented pursuant to its Bylaws (the “Issuer”);

PENTÁGONO S.A. DISTRIBUTOR OF BONDS AND SECURITIES, financial institution headquartered in the City of Rio de Janeiro, state of Rio de Janeiro, at Avenida das Américas, 4200, Bloco 4, Sala 514, CEP 22640-102, registered under CNPJ/MF nº 17.343.682/0001-38, herein represented pursuant to its Bylaws (“Trustee”) named herein to represent the union of interests of the Debenture Holders of this 4th (Fourth) Issuance of Simple Debentures, Non-convertible into Shares, in Two Series, Unsecured Type, with Personal Guarantee for Public Distribution with Restricted Placement Efforts from the Issuer (“Debenture Holders” and “Issuance”, respectively), in accordance with Law Nº 6404 of December 15th, 1976, as amended (the “Law of Corporations”);

And yet, as intervening guarantors,

VOTORANTIM PARTICIPAÇÕES S.A., a corporation headquartered in the city of São Paulo, state of São Paulo, at Rua Amauri, nº 255, 10º andar, registered under CNPJ/MF nº 61.082.582/0001-97, herein represented pursuant to its Bylaws (“VPAR”); and

VOTORANTIM INDUSTRIAL S.A., a privately-held corporation, headquartered in the city of São Paulo, state of São Paulo, at Rua Amauri, nº 255, 13º andar, conj. “A”, registered under CNPJ/MF under nº 03.407.049/0001-51, herein represented pursuant to its Bylaws (“VID” and, in conjunction with VPAR, the “Intervening Guarantors” and, in conjunction with the Issuer and the Trustee, the “Parties”).

Enter into this “Private Instrument of the Indenture of the 4th (Fourth) Issuance of Simple Debentures, Non-convertible into Shares, in Two Series, Unsecured Type, with Personal Guarantee for Public Distribution with Restricted Placement Efforts from Votorantim Cimentos S.A.” (“Indenture” and “Debentures”, respectively), in accordance with the terms and conditions below.

1.	AUTHORIZATION

1.1 This Indenture is entered into based on the resolution of the Issuer’s Extraordinary General Meeting held on December 23rd, 2011 (“EGM”), pursuant to Article 59 of the Law of Corporations.

1.2 The Guarantee (as defined below) provided by the Intervening Guarantors was authorized at a VPAR management board meeting held on December 23rd, 2011, pursuant to Article 8, XI, of its bylaws and in a VID board of directors meeting VID held on December 23rd, 2011, pursuant to Article 9, paragraph 3, of its bylaws.

2.	REQUIREMENTS

2.1 This Indenture will be carried out in compliance with the following requirements:

2.1.1	Filing and Publication of Resolutions

2.1.1.1 The minutes of the EGM referred to in Clause 1.1 above was filed with the Board of Trade of the State of São Paulo (“JUCESP”) on December 29th, 2011 under Nº 516376/11-1 and will be published in the Official Gazette of the State of São Paulo and in the Diário do Comércio newspaper, in accordance with Article 62, Section I, of the Law of Corporations.

2.1.1.2 The corporate actions that may eventually be executed after the registration of the Indenture will also be archived at JUCESP and published by the Issuer in the Official Gazette of the State of São Paulo and in the Diário do Comércio newspaper, according to current legislation.

2.1.2	Filing of the Indenture

2.1.2.1 This Indenture and any amendments thereto shall be registered with JUCESP, according with the provisions of Article 62, Section II, and Paragraph 3 of the Law of Corporations.

2.1.3	Registration of the Guarantee

2.1.3.1 In accordance with Law Nº 6,015, of December 31st, 1973, as amended (the “Law of Public Records”), this Indenture, according to the personal guarantee (lien) of which Clause 4.11.1 deals with below, shall be recorded in the Notary Registry Offices with jurisdiction of the headquarters of each of the Parties, namely the City of São Paulo, State of São Paulo, and the City of Rio de Janeiro, State of Rio de Janeiro, ensuring that an original of the Indenture duly registered in these registries is delivered to the Trustee within ten (10) business days after their effective recordings.

2.1.4	Exemption from registration with the Securities and Exchange Commission of Brazil (“CVM”)

2.1.4.1 This Indenture is automatically exempted from distribution registration in the CVM mentioned in Article 19 of Law nº 6.385, of December 7th, 1976, in accordance with article 6th of CVM Instruction nº 476, of January 16th, 2009 (“CVM Instruction 476”), because it is a public offering of securities with restricted distribution efforts.

2.1.5	Exemption from registration with ANBIMA – Brazilian Financial and Capital Markets Association (“ANBIMA”)

2.1.5.1 This Indenture is exempt from registration with ANBIMA for being a public offering of securities with restricted distribution efforts and for not having a prospectus pursuant to Paragraph 1 of Article 25 of ANBIMA’s Code of Regulation and Best Practices for Public Offerings for Distribution and Acquisition of Securities.

2.1.6	Registration for Placement and Negotiation

2.1.6.1 The Debentures shall be registered for:

(i)	distribution in the primary market through the SDT – Securities Distribution Module (“SDT”), managed and operated by CETIP S.A. – Organized Markets, and the distribution settled through CETIP, and

(ii)	secondary market trading through the SND – National Debentures Module (“SND”), managed and operated by CETIP, with negotiations settled and debentures electronically held in custody through CETIP.

3.	CHARACTERISTICS OF THE ISSUANCE

3.1	Purpose of the Issuer

3.1.1 The Issuer’s has the purpose of: researching, mining, exploring and harnessing in general of mineral deposits, production, road transportation, distribution, importation, exportation and trading in general of cement, lime, mortar, plaster and their raw materials and products derived, related or correlated therefrom, fertilizers and soil correctives, cement artifacts and their related or correlated derivatives, the generation of electricity for use in industrial facilities (own) and eventual commercialization of surpluses, concreting services and other activities related to its line of business, the provision of services relating to construction, supervision, research, and exploration of the field projects and enforcement of any civil engineering works, in all its technical and economic modalities, by itself or by others, by contract or administration, the leasing, the lending and the letting of real estate, management and exploration of forestry projects, as well as engaging in the importing and exporting of materials, machinery and equipment for construction and providing technical support to companies operating the same type of business, the provision of specialized services and brokerage of businesses related to its purpose, the provision of business management, economic feasibility analysis for investment and exploration projects in the area of cement, lime, construction materials in general and in other corollaries, not prohibiting its participation in other companies as a shareholder or quotaholder [member/partner].

3.2	Issuance Number

3.2.1 This is the 4th (fourth) public issuance of debentures from the Issuer.

3.3	Number of Series and Quantity of Debentures

3.3.1 The Issuance will be held in two (2) series, with the 500 (five hundred) debentures from the 1st series being hereinafter named “Debentures Series 1” and 500 (five hundred) from the 2nd series hereinafter called “Debentures Series 2”, and the Debentures Series 1 together with the Debentures Series 2 hereinafter referred to as “Debentures”, totaling 1,000 (one thousand) Debentures.

3.4	Amount of Issuance

3.4.1 The total amount of the Issuance shall be R$1,000,000,000.00 (one billion reais) on the Issuance Date (as defined below).

3.5	Grantee and Custodian Bank

3.5.1 The grantee and custodian bank for this Issuance shall be Banco Bradesco S.A., a financial institution headquartered in the City of Osasco, State of São Paulo, in the administrative complex called ‘Cidade de Deus’ [‘City of God’], s/nº, registered under CNPJ/MF nº 60.746.948/0001-12 (“Grantee and Custodian Bank”).

3.6	Allocation of Resources

3.6.1 The funds raised through this Issuance shall be used for investments in fixed assets and working capital.

3.7	Registration for Distribution and Trading

3.7.1 The Debentures shall be registered (i) for distribution in the primary market through the SDT, and (ii) for trading in the secondary market through the SND, both managed and operated by CETIP, and the electronic custody and financial settlement of the Debentures carried out through CETIP.

3.7.2 The Debentures may only be traded in the organized and non-organized OTC market after ninety (90) days of its subscription or acquisition by the investor, in accordance with Articles 13 and 14 of CVM Instruction 476. Only qualified investors as defined in CVM Instruction Nº 409, of August 18th, 2004, as amended (“CVM Instruction 409”), and observing the provisions of Article 4 of CVM Instruction 476, may acquire the Debentures, except for the provisions in Paragraph 1 of Article 15 of CVM Instruction 476.

3.7.2.1 As defined by CVM Instruction 409, Qualified Investors are: (I) financial institutions; (ii) insurance companies and capitalization companies; (iii) open and closed pension fund entities; (iv) natural persons or legal entities that have financial investments of amounts exceeding R$300.000,00 (three hundred thousand reais) and that, additionally, certify in writing their condition of qualified investor through own word; (v) investment funds intended exclusively for qualified investors; (vi) portfolio managers and securities consultants authorized by the CVM, in relation to its own resources; and (vii) specific social security systems instituted by the federal government, states, federal district or municipalities (collectively, “Qualified Investors”).

3.7.2.2 In accordance with CVM Instruction 476 and for the purposes of this Issuance all investment funds shall be considered Qualified Investors, even if they are also intended for non-qualified investors.

3.8	Placement and Distribution Procedure

3.8.1 The Debentures shall be the object of a public offering, with restricted placement efforts, pursuant to CVM Instruction 476, under a firm subscribing commitment, individually and not jointly, for all of the Debentures pursuant to the “Instrumento Particular de Coordenação, Colocação e Distribuição com Esforços Restritos de Debêntures Simples, não Conversíveis em Ações, em Duas Séries, da Espécie Quirografária, com Garantia Fidejussória, sob Regime de Garantia Firme de Subscrição da Quarta (4ª) Emissão Pública da Votorantim Cimentos S.A.” (“Placement Contract”), with the intermediation of financial institutions comprising the securities distribution system (“Coordinators”), through the SDT module, managed and operated by CETIP.

3.8.2 The Debentures distribution plan shall follow the procedure described in CVM Instruction 476 (“Distribution Plan”). Therefore, the Coordinators may access a maximum of 50 (fifty) qualified investors, with the possibility of subscription or acquisition by a maximum of 20 (twenty) qualified investors, as defined in this Indenture.

3.8.3 Pursuant to CVM Instruction 476 and for the purposes of the Issuance described in this Clause: (I) all investment funds shall be considered Qualified Investors, even if they are intended for non-qualified investors and (ii) natural persons and legal entities considered Qualified Investors shall subscribe or acquire, within the framework of the Issuance, Debentures in the minimum amount of R$1,000,000.00 (one million dollars).

3.8.4 The Issuance cannot be increased under any circumstances.

3.8.5 The placement of the Debentures will be held in accordance with the SDT procedures, managed and operated by CETIP and with the Distribution Plan set forth in this Clause.

3.8.6 At the time of the subscription and the payment of the Debentures, each Qualified Investor shall sign an affidavit stating, et. al., that he or she is aware that (i) the issuance was not registered with the CVM and the ANBIMA; (ii) the Debentures are subject to restrictions on trading under this Issuance Indenture, in the Distribution Agreement and the applicable regulations, and (iii) agrees to all the terms and conditions of this Issuance.

3.8.7 There shall not be any granting of any kind of discount for those interested in acquiring Debentures under the Issuance nor any advance reservations, nor setting of maximum or minimum lots, regardless of chronological order, without prejudice to the possibility of placing the Debentures at a premium or at a discount.

3.8.8 There shall not be any liquidity support fund, nor will a liquidity guarantee contract be entered into for the Debentures. There shall not be any signing, yet, of a price stabilization contract of the Debentures in the secondary market.

4.	CHARACTERISTICS OF THE DEBENTURES

4.1.	Basic Characteristics

4.1.1 Par Value

4.1.1.1 The par value of the Debentures shall be R$1.000.000,00 (one million reais) on the Issuance Date (as defined below) (“Par Value”).

4.1.2 Issuance Date

4.1.2.1 For all legal purposes and effects, the issuance date of the debentures shall be January 20th, 2012 (“Issuance Date”).

4.1.3 Term and Expiration Date

4.1.3.1 The final maturity of the Debentures shall occur after 76 months and 11 days from the Issuance Date, thus maturing on May 31st, 2018 (“Maturity Date”), except in the event of acceleration provided in Clause 5.3 below and early redemption pursuant to Clause 5.2 below. At the time of each maturity, the Issuer undertakes to make payment of the Debentures that are still outstanding at the balance of its Par Value plus the Compensatory Interest due (as defined below), calculated as provided in this Indenture.

4.1.4 Form and Issuance of Certificates

4.1.4.1 The Debentures shall be issued in a registered form and entry, without the issuance of vouchers or certificates.

4.1.5 Proof of Ownership of Debentures

4.1.5.1 For all purposes of the law, the ownership of the Debentures shall be evidenced by the statement of the deposit account of the Debentures issued by the Grantee and Custodian Bank. Additionally, it shall be recognized as proof of ownership of Debentures electronically under custody in the SND, a statement on behalf of the Debenture holder, issued by CETIP.

4.1.6 Specie

4.1.6.1 The Debentures shall be unsecured, with personal guarantee, without collateral nor preference.

4.1.7 Convertibility

4.1.7.1 The Debentures shall be simple, not-convertible into issuance shares by the Issuer.

4.2	Subscription

4.2.1 Subscription Period

4.2.1.1 The Debentures shall be subscribed and paid in a single day, at any time within four (4) business days from the date of the initial distribution (“Subscription Date”).

4.2.2 Debentures Series 1 Subscription Price

4.2.2.1 The Series 1 Debentures shall be subscribed by their Par Value plus Debentures Series 1 Compensatory Interest (as defined below), calculated pro rata temporis from the Issuance Date until the Subscription Date, and may be placed at a premium or at a discount, to be determined, if necessary, upon the subscription of the Debentures Series 1.

4.2.3 Debentures Series 2 Subscription Price

4.2.3.1 The Debentures Series 2 shall be subscribed by their Par Value plus Debentures Series 2 Compensatory Interest (as defined below), calculated pro rata temporis from the Issuance Date until the Subscription Date.

4.3	Integralization and Form of Payment

4.3.1 The Debentures will be paid at sight, in national currency, on the Subscription Date in the terms of Clauses 4.2.2 and 4.2.3 above, according to the liquidation norms applicable to the CETIP (Clearing House for the Custody and Financial Settlement of Securities).

4.4	Right of Preference

4.4.1 There is no right of preference of the current shareholders of the Issuer in the subscription of the Debentures.

4.5	Update of the Nominal Amount

4.5.1 There will not be an update of the Nominal Amount of the Debentures.

4.6	Remuneration

4.6.1 Compensatory Interest of the 1st Series of Debentures

4.6.1.1 The 1st Series Debentures will be entitled to the payment of compensatory interest equivalent to the accumulated variation of 100% of the daily, average rates of the DI – Interfinancial Deposits of one day, Over Extra-Group, expressed in a percentage at one year, based on 252 business days, calculated and disseminated daily by the CETIP in a daily poster, available on its website (http://cetip.com.br) (“DI Taxes”), increased from a surcharge of 1.09% a year, based on 252 business days, calculated exponentially and cumulatively, pro rata temporis, levied on the Unitary Nominal Amount of each Debenture as of the Issuance Date or on the date set forth of the payment of the Compensatory Interest of the 1st Series Debentures immediately before and paid at the end of the Capitalization Period (according to the definition below) (“Compensatory Interest of the 1st Series Debentures).

4.6.1.2 The Compensatory Interest of the 1st Debentures Series will be paid quarterly until the Expiration Date, on the dates indicated below:

07/20/2012
01/21/2013
07/22/2013
01/20/2014
07/21/2014
01/20/2015
07/20/2015
01/20/2016
07/20/2016
01/20/2017
07/20/2017
01/22/2018
05/31/2018

4.6.2 Method of Calculating the Compensatory Interest of the 1st Debentures Series

4.6.2.1 The Compensatory Interest must be calculated according to the following formula:

J = VNe x (FactorInterest-1)

where,

J = unitary amount of the Compensatory Interest, accumulated in the respective Capitalization Period, due on the date of its effective payment, calculated with 6 decimal places, without rounding.

VNe = Unitary Nominal Amount, or Unitary Nominal Amount balance, at the start of each Capitalization Period, informed/calculated with 6 decimal places, without rounding;

FactorInterest = factor of interest consisting of the increased fluctuation parameter of spread, calculated with 9 decimal places, with rounding, calculated according to the following formula:

FactorInterest = (FactorDI x FactorSpread)

where,

FactorDI – product of the DI Rates with the use of the percentage applied in each Capitalization Period, calculated with 8 decimal places, with rounding, calculated in the following manner:

where,

k = number of order of the DI Rates, varying from 1 to n;

nDI = total number of DI Taxes, considered in each Capitalization Period, in the calculation of “FactorDI,” “nDI” being a whole number; and

TDIk = DI Rate, of the k order, expressed daily, calculated with 8 decimal places with rounding, calculated in the following manner:

where,

k = number of order of the DI Rates, varying from 1 to n;

DIk = DI Rate, k order, expressed in a percentage at one year, disseminated by the CETIP, valid for 1 business day (overnight), used with 2 decimal places;

FactorSpread = surcharge of fixed interest calculated with 9 decimal places, with rounding, calculated according to the formula below:

where,

spread = 1,0900;

DP = number of business days between the Issuance Date or the date of the Compensatory Interest payment immediately before, and the current date, as the case may be, “DP” being the whole number.

Observations:

(i)	The factor resulting from the expression [1 + (TDIk)] and considered with 16 decimal places, without rounding;

(ii)

The product of the daily factors is performed [1 + (TDIk)], the result for each daily accumulated factor is truncated with 16 decimal places, without rounding, applying the next daily factor, and thereinafter until the last one considered;

(iii)	once the factors are accumulated, the resulting factor “Factor DI” is considered with 8 decimal places, with rounding;

(iv)	The factor resulting from the expression (FactorDI x FactorSpread) is considered with 9 decimal places, with rounding; and

(v)	the DI Tax must be used considering an identical number of decimal places disseminated by the CETIP.

4.6.3 Compensatory Interest of the 2nd Series of Debentures

4.6.3.1 The Debentures of the 2nd Series will be entitled to the payment of compensatory interest equivalent to the accumulated variation of 111.00% of the DI Rates, calculated exponentially and cumulatively pro rata temporis, levied on the Unitary Nominal Amount of each Debenture as of the Issuance Date or on the date set forth for the payment of the Compensatory Interest of the 2nd Series Debentures immediately before and paid at the end of each Capitalization Period (“Compensatory Interest of the 2nd Series Debentures”).

4.6.3.2 The Compensatory Interest of the 2nd Series Debentures will be paid quarterly on the dates indicated below:

07/20/2012
01/21/2013
07/22/2013
01/20/2014
07/21/2014
01/20/2015
07/20/2015
01/20/2016
07/20/2016
01/20/2017
07/20/2017
01/22/2018
05/31/2018

4.6.4 Method of Calculating the Compensatory Interest of the 2nd Debentures Series

4.6.4.1 The Compensatory Interest of the 2nd Series Debentures must be calculated according to the following formula:

J = VNe x (FactorDI – 1)

where,

J	Amount of the Compensatory Interest accumulated in the period, calculated with 6 decimal places without rounding;

VNe	Nominal Amount of this Commercial Note, informed/calculated with 6 decimal places, without rounding;

FactorDI	Product of DI Rates using the applied percentage, of the Issuance Date, including, until the calculation date, exclusive, calculated with 8 decimal places, with rounding, calculated in the following manner:

where,

n	Total number of DI Rates, “n” being a whole number;

p	111.00;

TDIk	DI rate, expressed daily, calculated with 8 decimal places with rounding, calculated in the following manner:

where,

DIk	DI rate disseminated by the CETIP, valid for one business day (over extra-group), used with two decimal places;

Observations:

(i)	the DI Rate must be used considering identical numbers of decimal places disseminated by the CETIP.

(ii)	The factor resulting from the expression [1 + (TDIk)] is considered with 16 decimal places, without rounding;

(iii)

The product of the factors [1 + (TDIk)] is performed, each daily accumulated factor is truncated with 16 decimal places, applying the next daily factor, and thereinafter until the last one considered; and

(iv)	once the factors are accumulated, the resulting factor “Factor DI” is considered with 8 decimal places, with rounding;

4.6.4 Capitalization Period

4.6.4.1 Capitalization Period corresponds to the time interval which starts on the Issuance Date of the Debentures, in the case of the first Capitalization Period, or on the date established for the payment of the Compensatory Interest immediately before, exclusive, in the case of the other Capitalization Periods, and ends on the date established for the payment of the Compensatory Interest corresponding to the period in question, inclusive. Each Capitalization Period happens following the prior one without a solution for continuity.

4.6.5 Temporary unavailability of the DI Rate

4.6.5.1 In the case of temporary unavailability of the DI Rate when from the payment of any pecuniary obligation set forth in this Deed, it will be used, in its substitution, the same daily rate produced by the last DI Rate known up to the calculation date. Any financial compensation is not due both by the Issuer and by the Debenture Holder, from the subsequent dissemination of the DI Rate.

4.6.5.2 In the absence of determination and/or dissemination of the DI Rate for a period longer than 10 days from the expected date for its dissemination, or even, in the case of its extinction due to legal imposition or judicial determination, the DI Rate must be substituted by the legally determined substitute. If there is no legal substitute for the DI rate, the Fiduciary Agent must call a General Meeting of Debenture Holders (according to the below definition), to define, in joint agreement with the Issuer, the parameter to be applied. Until the deliberation of this parameter is used, for calculating the amount of any obligations set forth herein, the same daily rate produced by the last known DI Rate until the date of the deliberation of the General Assembly of Debenture Holders.

4.6.5.3 If the DI Rate comes to be disseminated before holding the General Meeting of Debenture Holders, the mentioned meeting will not be held and the DI Rate, as of its dissemination, will continue to be used to calculate the Compensatory Interest of the Debentures. The last previously known DI Rate will be used until the dissemination date.

4.6.5.4 If there is no agreement on the substitute rate between the Issuer and the Debenture Holders representing, a minimum of 2/3 of the Debentures of the 1st Series in circulation and 2/3 of the Debentures of the 2nd Series in circulation, the Issuer will opt, at its exclusive criteria, for one of the established alternatives to follow, undertaking to communicate in writing to the Fiduciary Agent, in a term of 10 days as of the date of the respective General Meeting of Debenture Holders, which of the following alternatives has been chosen:

(i)	The Issuer will redeem in advance and, consequently, pay all of the Debentures in circulation, in a term of 30 days as of the date the respective General Meeting of Debenture Holders is held, for its non-amortized Unitary Nominal Amount in the terms hereof, increased from the Compensatory Interest due until the date of the effective redemption and of the Charges in arrears (according to the below definition), if the case, calculated pro rata temporis, as of the Issuance Date or of the last date of payment or capitalization of the Compensatory Interest, as the case may be. In this hypothesis, to calculate the Compensatory Interest applicable to the Debentures to be redeemed and, consequently, paid, the same daily rate produced by the last known DI Rate will be used; or

(ii)	The Issuer will redeem in advance and consequently pay all of the Debentures in circulation, in a timeline to be stipulated by the Issuer, which will not exceed the Expiration Date of the Debentures and the amortization date set forth herein. During the amortization term of the Debentures by the Issuer, the periodicity of the payment of the Renumeratory Interest will continue to be that established herein, observing that, until the integral amortization of the Debentures, a substitute remuneration rate to be defined by the Debenture Holders at the General Meeting of Debenture Holders will be used, which must reflect parameters used in similar operations existing at the time. If a respective substitute rate of the Compensatory Interest is referenced in a term different from 252 business days, this rate must be adjusted to reflect the base of 252 business days used by the DI Rate.

4.7	Re-pricing

4.7.1	There will not be any re-pricing of the Debentures.

4.8	Amortization

4.8.1 The Unitary Nominal Amount of the Debentures will be amortized in 1 sole installment on the Date of the Debentures Expiration.

4.9	Conditions of Payment

4.9.1 Place of Payment and Tax Immunity

4.9.1.1 The payments to which the Debentures are entitled will be made: (i) using the procedures adopted by the CETIP for the electronically held Debentures in the SND; or (ii) in the case the Debentures are not electronically held in the SND, (a) at the branch of the Issuer or of the Mandated Bank and Bookkeeper, or (b) as the case may be, by the financial institution contracted for this purpose.

4.9.1.2 If any Debenture Holder enjoys any type of tax exemption or immunity, it must be sent to the Mandated Bank and Bookkeeper, with a copy to the issuer, in a minimum term of 15 business days before the date set forth for any of the payments related to the Debentures, documentation verifying this tax exemption or immunity, under the penalty of having deducted from its earnings, arising from the payment of the Debentures of its ownership, the owed amounts according to the tax law in force.

4.9.2 Extension of the Terms

4.9.2.1 The payment dates of any obligation by any of the Parties will be considered automatically extended, until the subsequent first business day if the expiration date of the respective obligation coincides with a national holiday, Saturday or Sunday, or even if there are no bank working hours in the city of São Paulo, in the state of São Paulo, without any increase in the amounts to be paid, except for the cases whose payments must be made through the CETIP, in which case there will only be an extension when the payment date of the respective obligation coincides with Saturday, Sunday or a national holiday.

4.9.3 Charges in arrears

4.9.3.1 Notwithstanding the Compensatory Interest, which will continue to accrue until the amount due is effectively paid, a delay in the payment by the Issuer taking place of any pecuniary obligation regarding the Debentures, the expired and unpaid debts will increase with interest in arrears from 1% per month, calculated pro rata temporis, from the date of noncompliance until the date of the effective payment, as well as a non-compensatory fine of 2% on the amount owed, independently of notice, notification or extrajudicial or judicial summons (together, “Charges in arrears”).

4.9.4 Statute of Limitation on the Rights to Increases

4.9.4.1 Notwithstanding that provided in Clause 4.9.3.1 above, the lack of attendance of the Debenture Holder to receive the amount corresponding to any of the pecuniary obligations of the Issuer on the dates set forth herein or in a communication published by the Issuer or by the Fiduciary Agent, will not give him the right to receive the Compensatory Interest and/or Charges in arrears in the period regarding the delay in the receipt. He is still guaranteed the rights acquired until the date of the respective expiration or of the communication published by the Issuer or by the Fiduciary Agent.

4.10	Publicity

4.10.1 All announcements, notices and other acts and decisions arising from this Issuance which, in any event, involve the Debenture Holders, will be published in the Official Gazette of the State of São Paulo and in the journal Newspaper of Commerce, pursuant to that established in article 289 of the Stock Corporations Act, observing the limitations imposed through Instruction CVM 476 in relation to the publicity of the Issuance and the legal terms. The issuer must communicate to the Fiduciary Agent with respect to any publication on the date of its realization.

4.11	Personal Surety

4.11.1 In order to guarantee the compliance of his accessory, main and pecuniary obligations, assumed herein, the Intervening Obligors, through this act and in the best form of law, render surety in favor of the Debenture Holders (“Surety”), represented by the Fiduciary Agent. They undertake as Obligors and as the main payers of the amounts owed in the terms herein, according to the terms and conditions below.

4.11.2 The Intervening Obligors hereby declare themselves as irrevocable and irreparable Obligors and main payers of the total amount of the debt of the Issuer arising from the Debentures of this Issuance, in the terms hereof and pursuant to article 818 of Law N. 10,406, of January 10, 2002, as amended (“Civil Code”).

4.11.3 The amount of the surety is limited to the total amount of the obligations inherent to the Issuance guaranteed by the Intervening Obligors, which includes the integral payment: (i) The Nominal Amount of the Debentures or of the balance of the Nominal Amount of the Debentures, increased from the Compensatory Interest, Charges in arrears or from the Premium addressed in Clause 5.2.1 below, if the case, calculated in the terms hereof; as well as (ii) all of the charges to the principal, including any proven cost or expense incurred by the Fiduciary Agent or by the Debenture Holders arising from judicial, extrajudicial expenses and/or indemnity payments, if any, since such costs or expenses have been shown to be necessary to safeguard the rights and prerogatives arising hereof and have been duly proven to the Issuer (“Guaranteed Amount”). Every and any payment made by the Intervening Obligors in relation to the Surety herein rendered will be made free and liquid of any taxes, rates, contributions of any nature, charges or withholdings, present or future as well as any interest, fines or other fiscal liabilities.

4.11.5 According to the financial statements of each Intervening Obligor regarding the fiscal year ending on September 30, 2011, the liquid patrimony of each Intervening Obligor represents the following percentage of volume of the Issuance:

INTERVENING OBLIGOR	PERCENTAGE EQUIVALENT TO THE ISSUANCE VOLUME
Votorantim Participações S.A.	2.75%
Votorantim Industrial S.A.	3.35%

4.11.6 The Guaranteed Amount will be paid by the Intervening Obligors for 1 business day after the written notification made by the Fiduciary Agent or by the holders of the Debentures to the Intervening Obligors, independently of any issue, action, dispute or claim which the Issuer comes to have or exercise in relation to his obligations. Such notification must be immediately issued by the Fiduciary Agent or by the holders of the Debentures after the Issuer fails to pay any amount owed on the payment dates defined herein or when the Debentures expire early. The payment must be made, outside the scope of the CETIP, following the procedures established herein and according to the instructions received from the Fiduciary Agent or from the holders of the Debentures.

4.11.7 The Intervening Obligors expressly waive the benefits of order, rights and powers of exoneration of any nature set forth in articles 333, sole paragraph, 366, 821, 827, 830, 834, 835, 836, 837, 838 and 839 of the Civil Code and articles 77 and 595 of Law nº 5.869, of January 11, 1973 (“Code of Civil Procedure”).

4.11.8 No objection or opposition from the Issuer may even be accepted or claimed by the Intervening Obligors with the purpose of excusing himself from complying with his obligations before the Debenture Holders.

4.11.9 The Intervening Obligors will subrogate themselves in the rights of the Debenture Holders if they come to honor, totally or partially, the surety, object of Clause 4.11, up to the limit of the part of the debt effectively honored by each Intervening Obligor.

4.11.10 The present surety will go into force on the Issuance Date of the Debentures and will remain valid in all of its terms, expiring, independently of the notification to the Fiduciary Agent, with the integral payment of the Guaranteed Amount, being certain that only as of such date will the Intervening Obligors not be obligated to make any payment regarding this Deed, observing that laid out in Clause 4.11.13.

4.11.11 The Intervening Obligors hereby recognize, as a set term, for the purpose of article 835 of the Civil Code, the date of the integral payment of the Guaranteed Amount.

4.11.12 The present surety will be executed and required by the Fiduciary Agent or by the holders of the Debentures, judicially or extra judicially, the amount of times necessary until the integral and effective liquidation of the Guaranteed Amount.

4.11.13 Notwithstanding any other provision contained herein, the VPAR will be released from its obligations related to the Surety rendered by it, through a notification sent to the Fiduciary Agent in this sense, with a minimum of 3 business days before the date when the release has to take place (“Notification of Release”), according to the model contained in Attachment 4.11.13, provided that, on the date of the referred notification, the following conditions are performed:

(i)	The VID has sent to the Fiduciary Agent its financial statements regarding the last quarter or the last fiscal period, which must be (x) audited in the case of the financial statements regarding the last fiscal period; or (y) subject to the limited review in the case of financial information regarding the last available quarter, in any case by an independent auditing firm which is internationally recognized;

(ii)	At least two risk classification agencies have attributed an investment classification note to the VID equal to or higher than the credit classification note attributed to the VPAR immediately before such disclosures;

(iii)	On the date of this Deed, the total asset of the VID is equivalent to at least 85% of the total asset of the VPAR, according to a reasonable determination by a director of the VPAR and calculated on consolidated bases, excluding any assets related to the financial segment of the VPAR, according to that defined in the VPAR financial statements; and

(iv)	No breach has taken place and is in course.

4.11.13.1 In the term of 3 business days from the Notification of Release, the Fiduciary Agent and the VPAR, with the consent and approval of the VID and of the Issuer, must enter into the surety release term according to the model contained in Attachment 4.11.13.1.

5.	REGARDING THE OPTIONAL ACQUISITION, THE EARLY REDEMPTION AND THE EARLY EXPIRATION

5.1	Optional Early Acquisition

5.1.1 The Issuer may, at any time, having observed the restrictions imposed by Instruction CVM 476 and the other applicable provisions, acquire Debentures in circulation in the market, having observed that provided in article 55, §3º, of the Stock Corporations Law and the rules issued by the CVM. Such acquisition(s) must be stated in the administration report and the financial statements of the Issuer. The Debentures object of this procedure may (i) be cancelled, the cancellation must be the object of a deliberate act of the Issuer, (ii) remain in the treasury, or (iii) be placed again in the market. The Debentures acquired by the Issuer to remain in the treasury, in the terms of Clause 5.1.1, if and when placed again in the market, will be entitled to the same remuneration of the other Debentures which are still in circulation, having observed the restriction for negotiating the Debentures set forth in Clause 3.9.2 above.

5.2	Early Redemption

5.2.1 As of the 25th month the Debentures are in force, the Debentures may at the exclusive criteria of the Issuer, be optionally redeemed, totally or partially, at any time, through sending or publishing a communication to the Debenture Holders, in the newspapers usually used by the Issuer for its legal publications as well as through sending the written communication to the Fiduciary Agent with a minimum of 10 business days beforehand informing the following: (i) the date of redemption; (ii) the amount of the Debentures and the respective series which will be redeemed; and (iii) any other relevant information for the Debenture Holders. The amount of the redemption will be equivalent to the Nominal Amount or balance of the Nominal Amount, increased from the Compensatory Interest and the Surcharges in arrears, if the case may be, due from the date of the last payment of Compensatory Interest or amortization until the date of the redemption and increased from the bonus equivalent to 0.3% per year (“Bonus”) calculated on the Nominal Amount or balance of the Nominal Amount based on the remaining term in force of the Debentures.

5.2.2 In the event of a deliberation regarding a partial, early redemption, the lottery criteria will be adopted, to be carried out in the presence of the Fiduciary Agent and with the dissemination of the results to all Debenture Holders through a communication, including that regarding the lottery rules, pursuant to article 55, §2º, of the Stock Corporation Law.

5.2.3 In the event of a partial, early redemption of the Debentures electronically stored in the SND, the planning of the partial, early redemption will be done through an “operation of definitive purchase and sale in the secondary market.” All the qualification stages of the Debenture Holders related to this process, such as the qualification, lottery, calculation, apportionment definition and validation of the amounts of Debentures to be redeemed by each Debenture Holder, will be done outside the scope of the CETIP. It is also defined that if CETIP implements another functionality to plan the partial, early redemption, there will be no need to adjust to the present Deed or any other formality.

5.2.4 The CETIP, through a letter from the Issuer which contains the notice of the Fiduciary Agent regarding the matter, must be communicated in terms of carrying out the total, early redemption with, at least, 2 business days beforehand.

5.3	Early Expiration

5.3.1 In the event of an early expiration

5.3.1.1 Through the Fiduciary Agent, the holders of the Debentures may, having observed that laid out in Clauses 5.3.2 and 8.8 below, declare all the obligations object of the Deed as having expired early and demand the immediate payment, by the Issuer, of the Unitary Nominal Amount or of the Unitary Nominal Amount balance of the Debentures increased from the Compensatory Interest and from the Charges in arrear, if the case may be, calculated pro rata temporis as of the Issuance Date of the Debentures until the effective payment date, with the knowledge of any of the following events taking place (each event is an “Breach Event”):

(i) (a) voluntary bankruptcy request from the Issuer and/or the Intervening Obligors or bankruptcy request not elided in the term; (b) bankruptcy decree from the Issuer and/or from the Intervening Obligors; (c) judicial recovery request or extrajudicial recovery request from the Issuer and/or the Intervening Obligors; or (d) liquidation, dissolution or extinction of the Issuer and/or of the Intervening Obligors;

(ii) Non-payment by the Issuer of the pecuniary obligations owed to the holders of the Debentures, on the expiration dates, other than the cases in which there is a specific remedy term foreseen, if applicable;

(iii) Breach, by the Issuer, of any non-pecuniary obligation referring to the issuance of Debentures and provided that such breach is not remedied in a 45-day term starting from the mentioned breach, other than cases where there is a specific remedy term foreseen, if applicable;

(iv) Declaration of early expiration, for contractual breach, of any debt of the Issuer or of any company controlled by the Issuer and/or of the Intervening Obligors and of their subsidiaries (according to that defined below), including the issuances of debentures, in the terms of paragraph 2 of article 243 of the Stock Corporation Law, in an individual or aggregate amount equal to or higher than the equivalent in Real to US$100,000,000.00 or its equivalent amount in other currency;

(v) Breach, on its respective expiration date or after any foreseen remedy term has passed, on the payment of any debt of the Issuer or of any subsidiary and/or of the Intervening Obligors and of its Subsidiaries, in an aggregate or individual amount equal to or higher than the equivalent in Real to US$100,000,000.00, or its equivalent in other currency, except if the non-payment of the debt on the date of its respective expiration (a) has the agreement of the corresponding creditor, or (b) it is protected by a current, judicial decision obtained by the Issuer;

(vi) One or more judicial sentences, definitive arbitral sentences become final, or the issuance of one or more final arbitral awards against the Issuer or any subsidiary and/or against the Intervening Obligors or their subsidiaries which result or could result, together or separately, in payment obligations for the Issuer or for any subsidiary and/or for the Intervening Obligors or for any subsidiary of aggregate or individual amount equal to or higher than the equivalent in Real to US$100,000,000.00, or its equivalent in other currencies, except if this obligation, whose Amount is liquid and certain and on which Amount and payment no resource, judicial action or encumbrance is authorized which, in any event, suspends the execution, (a) it is paid in the terms and periods established in the sentences or in the arbitral awards, or (b) it is guaranteed because of sufficient assets of the Issuer, bond or surety bond in the scope of execution, provided that, in any of the cases of this section (b), it is accepted by the competent judge;

(vii) (a) if the VID ceases to possess, directly or indirectly, at least 51% of the voting capital of the Issuer, and that it guaranties it the right to (1) elect the majority of the members of the board of administration or directors of the Issuer and, even, (2) direct or orient the functioning and the guidelines of the Issuer, as well (b) if the controllers of the VID cease to possess, directly or indirectly, at least 51% of the voting capital of the VID, and that it guaranties them the right to (1) elect the majority of the members of the administration council or board of directors of the VID and, even, (2) direct or orient the functioning and the guidelines of the VID;

(viii) Transformation of the Issuer in a limited liability company, in the terms of articles 220 to 222 of the Stock Corporations Law;

(ix) In the event the Debentures and/or the Surety become invalid, inefficient or unenforceable against the Issuer and/or the Intervening Obligors, as the case may be, or if the enforceability of this instrument is answered by the Issuer and/or by the Intervening Obligors or, even, if the Issuer and/or the Intervening Obligor deny having responsibility over this instrument;

(x) If the financial, debt rate liquid/EBITDA of the VPAR, inasmuch as it remains as Intervening Obligor is higher than 4.0 times, calculated annually based on the consolidated financial statements of the VPAR, except if the financial segment of the VPAR, according to that defined in the financial statements of the VPAR, must not be taken into account for the purpose of this calculation, being that (a) the liquid debt is equal to the account of increased loans and financing of the derivative, financial instruments and of the debts with parts related to the circulating and non-circulating liability, less the cash accounts and cash equivalents and financial applications and non-circulating and circulating derivative, financial instruments (“Liquid, Financial Debt”), and (b) EBITDA is the profit of the last two fiscal quarters (consolidated and without duplications) before income tax, of the social contribution on the liquid profit, of the expenses with interest, depreciation and amortization during each period, eliminating the following gains from the calculations: (1) any liquid gain or income (or liquid loss), liquid of any fiscal effect, of any special item during the period; (2) any income from interest during each period;(3) gains or losses in the sale of assets (unless sales of assets considered to be a normal part of business) during each period; (4) any other “non-cash” items deducted from or included in the calculation of the liquid profit before taxes for each period (unless items which require payments with cash or for which provisions or reserves will be or are required by the generally accepted accounting norms), including gains or losses with an exchange variation on financing or adjustments of foreign currency conversion or monetary correction; and (5) any liquid gain or profit (or liquid loss) in any transaction in foreign currency or liquid, monetary positions, during each period (“EBITDA”). As soon as the Surety rendered by the VPAR is released in the terms of Clause 4.11.13 above, the current obligation of compliance of the financial, debt rate liquid/EBITDA which falls upon the VPAR will automatically pass to VID, independently of any amendment to the present Deed.

(xi) Bond relationship, except in the cases in which there is a negative pledge of the Debenture Holders and except the Permitted Guaranties of the Issuer, the Intervening Obligors and of their subsidiaries, described in sub-item (ii.A) (a) to (1), of item (xi), of this Clause 5.2.1.1 (together, “Permitted Guaranties”), which are for the purposes of this Deed:

(i)	Subsidiary means any company or other entity in which the Intervening Obligors have, directly or indirectly, more than 50% of its company capital, except if Votorantim Finanças S.A., or Banco Votorantim S.A., or Votorantim Bank Limited, BV Financeira, Crédito, Financiamento e Investimento S.A. and any other direct or indirect subsidiary of Votorantim Finanças S.A. which acts, mainly, in the business of financial services and related activities, must not be considered for this concept; and

(ii)	Permitted Guaranties mean:

(a)	Any guarantee which falls upon the stocks or receivables and related assets (which are not those described in sub item (c) below), related to any secured obligations of the Issuer and/or of the Intervening Obligors and of their Subsidiaries: (1) in short-term financing/credit lines, carried out during the normal course of their business; or (2) in any loan for working capital;

(b)	Guaranties constituted solely for the purpose of ensuring the payment, entirely or partially, of the asset purchase price or property acquired, built or improved after signing the present Deed (or the cost of construction or improvement and any commission or expense related to such transaction, including the company capital of any entity), provided that: (1) the main, aggregate amount of the debt guaranteed by such liens don’t exceed the price of the asset purchase or of the acquired, built or improved property; (2) such guaranties don’t encumber any asset or property which are not the asset or property then acquired, built or improved; and, even, (3) are others which are not those properties without improvements on which the property then built or the improvement is located, and are related to such asset or property in the 365 day term starting from the acquisition, construction or improvement of such asset or property;

(c)	Guaranties on receivables and assets related to exportation, importation or other commercial transactions or referring to any securitization transaction, provided that the aggregate amount of any receivables sold or transferred in such securitization transactions don’t exceed: (1) in relation to the transactions related to the income from exportations, 80% of the consolidated, liquid sales of the Issuer and of the Intervening Obligors and of their Subsidiaries; or (2) in relation to the transactions regarding the income from domestic sales, 80% of the consolidated, liquid sales within the country of operation of the Issuer and of the Intervening Obligors and of their Subsidiaries;

(d)	Guaranties granted to ensure loans together with the (1) National Bank of Social and Economic Development – BNDES or any other Brazilian, public development bank or credit institution; or (2) any insurer, bank or international, development agency and importation and exportation agency;

(e)	Existing guaranties on the signing date of the present Deed;

(f)	Guaranties on assets or shares of company capital of another entity when such entity becomes part of the economic group of the Issuer and/or of the Intervening Obligors and of its Subsidiaries, provided that such guaranties are not extended to any other property asset of the mentioned entity;

(g)	Guaranties on assets when such entity or any of its subsidiaries acquire such asset, including any acquisition through a merger with, or incorporation within such entity or of a subsidiary of such entity, provided that such guaranties don’t extend to any other property asset of the mentioned entity;

(h)	Guaranties ensuring a debt or other obligations of a subsidiary of the Issuer and/or of the Intervening Obligors and of their Subsidiaries in debt with an Issuer and/or for the Intervening Obligors or with an integral subsidiary of the Issuer and/or of the Intervening Obligors;

(i)	Guaranties in favor of pledges, guarantees or credit letters issued according to the request of the, and for the account of such entity, arising from the regular course of business of the Issuer and/or of the Intervening Obligors and of their Subsidiaries;

(j)	Guaranties ensuring the obligations arising from hedge contracts, unrelated to speculative purposes;

(k)	Any guarantee extending, renewing or substituting (or successive extensions, renovations or substitutions of), entirely or partially, any Permitted Guarantee, in the terms of sub items (b), (d), (e), (f) or (g) above, provided that such guaranteed principal amount does not exceed the principal amount of the debt then ensured at the time of extension, renovation or substitution and provided that such extension, renovation or substitution is limited to all or part of the pledged asset by the guarantee then extended, renewed or substituted (increased from improvements on such assets); and

(l)	Any guarantee not described in sub items (a) to (k) above, and provided that it ensure debts which, excluding the debts pledged by other permitted guarantees, do not exceed the principal, aggregate amount equivalent to 15% of the Consolidated, Liquid, Tangible Asset of the Intervening Obligors.

(xii) Assumption of any new debt which contains the clause in which the Permitted Guaranties described in this Deed are less restrictive than those described in item (xi) of Clause 5.3.1.1, except if the Issuer guarantees the Debenture Holders of this Issuance through an amendment to this Deed, the same rights of the new creditors.

5.3.2 Any of the events included in Clause 5.3.1.1 above which take place, the Debenture Holders, through the Fiduciary Agent, in the terms of Clause 8.3 below, must summon, in a maximum 5 business day term, starting on the date of the incident, a General Meeting of Debenture Holders. If, in the above General Assembly of Debenture Holders, Debenture Holders representing, minimum 75% of the Debentures in circulation, decide not to declare the early expiration of the Debentures for any reason which is, or, even, in the case of suspending the work of the General Assembly of Debenture Holders to deliberate at a later date, the Debenture Holders, through the Fiduciary Agent, must not declare the early expiration of the Debentures, except if the early expiration of the Debentures is based on the hypotheses contained in items (i) and (ix) of Clause 5.3.1.1 above, cases in which the Debentures will automatically become expired, independently of an extrajudicial or judicial notification or announcement.

5.3.3 Once the Debentures expire early, the Fiduciary Agent must immediately send a protocol letter (a) to the Issuer and the Intervening Obligors, with a copy to the CETIP, and (b) to the Mandated Bank and Bookkeeper informing in regards to such event, so the Issuer makes a payment on the balance of the Unitary Nominal Amount of the Debentures in circulation, increased from Compensatory Interest and Charges in arrears, if any, calculated pro rata temporis, from the Issuance Date, or from the last payment of the Compensatory Interest, as the case may be, until the date of its new effective payment, in a term of 5 business days starting from the receipt of the letter sent by the Fiduciary Agent.

5.3.4 The CETIP must be communicated with, a minimum of 2 business days before the payment referred to in the above Clause 5.3.3.

5.3.5 If the Issuer does not proceed to redeem the Debentures in the form stipulated in Clause 5.3.3 above, besides the owed Compensatory Interest, the charges in arrears will be added to the Nominal Amount of the Debentures, levied from the early expiration date of the Debentures until the date of its effective payment, according to Clause 4.9.3 above.

6.	REGARDING THE ADDITIONAL OBLIGATIONS OF THE ISSUER AND OF THE INTERVENING OBLIGORS

6.1 The Issuer additionally undertakes to:

(i)	Provide the following documents and information to the Fiduciary Agent:

(a)	Within, maximum, 90 (ninety) days after the end of each fiscal period, or up to 10 (ten) days after the date of their respective disseminations, whichever happens first, a copy of its complete, financial statements regarding the respective fiscal period closed, attached with an opinion of independent auditors;

(b)	Within 30 (thirty) business days after its realization, copies of all the minutes of the general shareholders meetings and relevant facts;

(c)	Copy of any extrajudicial or judicial notification or letter received by the Issuer involving the procedure of the aggregate or individual amount equivalent to, minimum, US$100,000,000.00 (one hundred million dollars), up to 30 (thirty) business days after the offer of any form of response, defense, answer or counterclaim, as the case may be, attached to the respective copies of these;

(d)	Information with respect to any event indicated in Clause 5.3.1.1 above up to 1 (one) business day after it happens; and

(e)	Within 10 (ten) business days, or another term to be previously informed by the Issuer to the Fiduciary Agent, in the event of the first needing another term and to justify such need, any information which is reasonably requested in writing by the Fiduciary Agent, provided that such information is indispensable so the latter can comply with its obligations arising from the present Deed and Instruction CVM n.28, of November 23, 1983, as amended, or, in the case of an amendment, which substitutes it (“Instruction CVM 28”);

(ii)	Proceed to the adequate publicity of the financial-economic data, in the terms demanded by the Stock Corporations Law, promoting the publication of its financial statements, in the terms demanded by the law in force, especially by article 17 of Instruction CVM 476;

(iii)	Integrally respond to the obligations set forth in article 17 of Instruction CVM 476, transcribed below:

(a)	To prepare financial statements at the close of the period and, if applicable, consolidated statements, according to the Stock Corporations Law and with the regulations of the CVM;

(b)	Submit its financial statements to auditing, by an auditor registered in the CVM;

(c)	Disseminate its financial statements, attached with explicative notes and an opinion of the independent auditors, on its website, within 3 (three) months starting from the close of the fiscal period;

(d)	Maintain the documents mentioned in item (c) above on its website, for a period of 3 (three) years;

(e)	Observe the provisions of the Instruction of the CVM n.358, of January 3, 2002, according to the amendment (“Instruction CVM 358”), in that regarding the duty of confidentiality and negotiation;

(f)	Disseminate on its website the occurrence of a relevant factor, according to that defined in article 2 of Instruction CVM 358, immediately communicating to the Intermediary Institution and the Fiduciary Agent; and

(g)	To provide the information requested by the CVM and/or by the CETIP;

(iv)	Send to the CETIP: (a) the information disseminated on the website provided in line (d) of sub item (iii) above; (b) documents and information demanded by this entity in a term of 1 business day as of the receipt of notification in this sense; as well as (c) integrally respond to the other obligations set forth in CETIP Communication n. 28/09, of April 2, 2009;

(v)	Keep its accounting updated and to make the respective registrations according to the generally acceptable accounting principles in Brazil;

(vi)	To call a General Assembly of Debenture Holders to deliberate on any of the matters which directly or indirectly relate with the present Issuance, in the terms of Clause 8 of this Deed, if the Fiduciary Agent does not do so;

(vii)	To comply with all of the CVM determinations, with sending the documents and, even providing the information requested;

(viii)	To keep an entity properly functioning to efficiently respond to the Debenture Holders or contract financial institutions authorized to render this service;

(ix)	to not perform operations outside its corporate objective, observing the regulatory, legal and statutory provisions in force;

(x)	to notify the Fiduciary Agent as to any act or fact which may cause an interruption or suspension of the Issuer’s activities;

(xi)	to not pay dividends to the shareholders aside from the mandatory minimum of 25% when any hypothesis of declaring an early expiration which isn’t remedied takes places and involves a breach of the payment obligation with respect to the Issuance;

(xii)	to keep its assets appropriately secured, according to the practices usually adopted by the Issuer;

(xiii)	to punctually make the payment of the services related to the registration of the Debentures held electronically in the CETIP; and

(xiv)	to bear the costs arising from (a) the distribution of the Debentures, including all the costs related to the registration in the CETIP, (b) the registration and publication of the acts necessary for the Issuance, such as this Deed, its eventual amendments and the corporate acts of the Issuer, and (c) the expenses with contracting the Fiduciary Agent and Mandated Bank and Bookkeeper.

6.2 The Intervening Obligors additionally undertake to provide to the Fiduciary Agent the following documents and information:

(i)	Within, maximum, 90 (ninety) days after the end of each fiscal period, or up to 10 (ten) days after the date of their respective disseminations, whichever happens first, a copy of its complete, financial statements regarding the respective fiscal period closed, attached with an opinion of independent auditors;

(ii)	Information on any breach of the Intervening Obligor, of any clause, terms or conditions of this Deed, in a term of 10 (ten) business days from the date of the knowledge of such breach;

(iii)	Quarterly information on maintaining, during the whole period of the Issuance and provided that there are Debentures in circulation, the Financial, Debt fraction Liquid/EBITDA lower than or equal to 4.0 (four) times, in the terms of Clause 5.3.1.1 (x) above, with its respective planning document;

(iv)	to not perform operations outside its corporate objective, observing the regulatory, legal and statutory provisions in force; and

(v)	to provide to the Fiduciary Agent within a maximum 90 (ninety) days after the end of each fiscal period, or on the date of its dissemination, whichever happens first, a copy of a statements assessment of the financial indexes set forth in Clause 6.2 (iii) above, with its respective planning document.

6.3 The Fiduciary Agent will not carry out any independent verification procedure or additional compliance of the financial indexes laid out in Clause 6.2 (iii) and 6.2 (v) above, except through the receipt of the information established therein, with which the Debenture Holders upon subscribing or acquiring the Debentures state that they are aware and in agreement.

7.	REGARDING THE FIDUCIARY AGENT

7.1 The Issuer constitutes and designates PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS, qualified above, as the fiduciary agent of this Issuance, which expressly accepts the nomination to, in the terms of the law in force and of the present Deed, represent the community of Debenture Holders before the Issuer.

7.2. The Issuer states not to have any relation with the Fiduciary Agent which prevents it from fully exercising its functions.

7.3 In the event of a temporary absence or impediment, resignation, intervention, liquidation, bankruptcy, or for any other reason that the Trustee vacates the position, a General Meeting of Debenture Holders will be held within a maximum period of 30 (thirty) days from the time of the event necessitating the meeting, for the purpose of selecting a new trustee. Said meeting may be called by the actual Trustee to be replaced, by the Issuer, by the Debenture Holders representing no less than 10% (ten percent) of the Debentures in circulation, or by the SEC.

7.3.1 The SEC may appoint a temporary replacement Trustee if the replacement Trustee selection process is not conducted.

7.3.2 In the event that the Trustee is unable to perform its duties for reasons relating to this Indenture, it must immediately notify the Debenture Holders and request to be replaced.

7.3.3 Once the distribution period has closed, the Debenture Holders are authorized to proceed with the replacement and designation of the Trustee in a General Meeting of Debenture Holders held specifically for this purpose.

7.3.4 Replacement of the Trustee is subject to prior notice to the SEC and their acknowledgment that the provisions of Article 8 of the SEC Instruction Number 28 have been adhered to.

7.3.5 The permanent replacement of the Trustee must be included as an addendum hereto and registered with the Board of Trade of the State of São Paulo, where it shall be recorded hereto.

7.3.6 The Trustee shall commence the performance of its duties as of the date of execution of this Indenture and shall continue therewith until its permanent replacement or fulfillment of all obligations under this Indenture and the current laws in effect.

7.3.7 SEC rules and regulations apply to any replacement of a Trustee.

7.4 Among the Trustee’s duties and responsibilities prescribed by law and in the SEC normative act, the following are also included:

(i)	Protect the rights and the interests of the Debenture Holders in the performance of its duties while exercising the care and diligence any active and honest person would employ in managing their own property;

(ii)	Relinquish the position in the unexpected event of a conflict of interests or for any other type of unsuitability;

(iii)	Safe storage of all bookkeeping, correspondence and other documents pertaining to its duties;

(iv)	Upon having assumed said position, verify the accuracy of the information contained in this Indenture, attempt to rectify any omission, error or defect to its knowledge, relying solely upon the information provided by the Issuer, confirming that the Trustee has not conducted an independent or additional verification procedure regarding the accuracy of the statements herein, which the Debenture Holders may have acknowledged and agreed to when subscribing or acquiring the Debentures;

(v)	Promote with the competent authorities, if the Issuer does not do so, the process of recording this Indenture and possible additions, and correct any possible omissions or irregularities. If this were the case, the registration official shall notify the Issuer’s administration to provide the necessary information and documents.

(vi)	Monitor the timeliness of the required information and alert the Debenture Holders of any possible relevant omissions or inaccuracies of said information;

(vii)	Issue a decision on the sufficiency of the relevant information contained in any possible proposals for modifications to the debenture conditions, if applicable;

(viii)	Establish the constitutional correctness of the collateral warranties, as well as of the value of the assets being pledged as collateral warranties, and monitor the sufficiency and executability thereof.

(ix)	When deemed necessary for the faithful performance of its duties, request of the civil distributors up-to-date certificates issued by the Public Finance Court, the notarial protests office, the Labor Board, and the Department of Public Treasury located in the Issuer’s headquarters’ district.

(x)	When deemed necessary, request for an extraordinary audit to be conducted of the Issuer at the expense of the Issuer;

(xi)	Call an extraordinary General Meeting of Debenture Holders when necessary by publicly announcing it at least 3 (three) times pursuant to Clause 4.10 if this Indenture, and at the expense of the Issuer;

(xii)	Attend the General Meeting of Debenture Holders for the purpose of providing the information being requested.

(xiii)	Prepare a report for the Debenture Holders in adherence to Article 68, paragraph 1), subparagraph (b) of the Law of Corporations, which shall contain, at a minimum, the following information;

(a)	Any possible omission or inaccuracy of which it may be aware of, contained in the information provided by the Issuer, or, default or delay of the information required of the Issuer;

(b)	Statutory changes occurring within the period;

(c)	Information regarding the Issuer’s financial statements, focusing on the economic and financial indicators, and the capital structure of the Issuer;

(d)	Position of distribution or placement of Debentures on the market;

(e)	Amortization of the Per-Unit Par Value or of the Per-Unit Par Value balance and payment of Compensatory Interest realized within the period from the Debentures, as well as the purchase and sale of Debentures by the Issuer.

(f)	Monitoring of the allocation of funds raised through the Issuer, in accordance with the data obtained from the Issuer’s administrators;

(g)	A list of the assets and securities delivered to its administration;

(h)	Fulfillment of other obligations assumed by the Issuer herein and in other documents pertaining to Issuance;

(i)	Statement regarding its ability to continue carrying out its duties as Trustee;

(j)	Statement regarding the sufficiency and executability of the collateral warranties provided in compliance with the provisions of Clause 4.10 above; and

(k)	The existence of other debenture issuances, public or private, carried out by an associate, subsidiary, or controlling company or member of the Issuer’s same group which may have acted as a Trustee during the period, as well as the existence of any information regarding said issuances provided for under Article 12, Section XVII, paragraph (k), items 1 to 7 of SEC Instruction no. 28. Therefore, the Issuer must provide a current copy of the corporate group’s organizational chart, including controlling, subsidiary, common control, and associate companies, as well as members of the control block, at the close of each accounting period.

(xiv)	Make the report contained in item (xiii) above available to the Debenture Holders within no more than 4 (four) months from the close of the Issuer’s accounting period. The report should be made available at least at the following locations:

(a)	Issuer’s headquarters;

(b)	At its office or at a location specified by the Trustee;

(c)	At the SEC;

(d)	At CETIP; and

(e)	At the Coordinators’ headquarters;

(xv)	Publish with the Issuer’s customary media outlets, at the expense of the Issuer, an announcement informing the Debenture Holders that the report is available at the locations mentioned in the previous subparagraph.

(xvi)	Maintain the list of Debenture Holders and their addresses up-to-date via procedures with, among others, the Issuer, the Custodian and Depository Bank, and CETIP;

(xvii)	Coordinate the selection of the Debentures to be redeemed early, if applicable;

(xviii)	Ensure compliance with the Clauses herein and with the warranties, especially concerning those which impose obligations of performance or non-performance, pursuant to the information available and/or obtained through the Issuer’s administrators, in accordance with this Indenture, and promptly notify the Debenture Holders of any possible defaults;

(xix)	Notify the Debenture Holders within 10 (ten) days, individually if possible, of any knowledge of default of the Issuer’s obligations assumed herein, and the Trustee shall inform any interested party of the location where more clarifying information is to be dispersed. Said information must be forwarded to the SEC and CETIP.

(xx)	Daily computation of the Per-Unit Par Value of the Debentures, together with the Issuer, making said information available to the Debenture Holders and market participants through its call center and/or its website: www.pentagonotrustee.com.br; and

(xxi)	Monitor the complete and timely payment of the amounts due, along with the Custodian and Depository Bank, on each payment date, pursuant to the terms of this Issuance Indenture.

7.5 In the event that the Issuer breaches any of its contractual obligations, the Trustee shall engage in any judicial or extrajudicial proceeding against the Issuer for the purpose of protecting and defending the Debenture Holders collectively and recovering their receivables, and while observing the terms of this Indenture, shall:

(i)	Declare the early maturity of the Debentures and charge the Per-Unit Par Value or the Per-Unit Par Value balance, plus the corresponding Compensatory Interest and other charges due under the specified terms;

(ii)	Enforce the collateral warranties, applying the product to the full payment of the Debenture Holders;

(iii)	File a bankruptcy petition against the Issuer pursuant to the applicable laws and regulations;

(iv)	Take all the necessary measures for the recovery of the Debenture Holders receivables; and

(v)	Represent the Debenture Holders in procedures concerning bankruptcy, judicial or extrajudicial recovery and/or an out-of-court settlement, and/or the insolvency of the Issuer.

7.6 The Trustee shall only be released from liability by not adopting the measures contemplated in Clause 7.5 (i) to (iv) above, once the General Meeting of Debenture Holders has been called, and is thereby released through a unanimous decision of the majority of Debentures in circulation when such circumstances relate to the provisions of Clause 7.5 (v) above.

7.7 The Issuer shall owe the Trustee fees for the performance of its duties and responsibilities incumbent upon it pursuant to the laws in effect and to the provisions herein, equal to the annual compensation of R$6,500.00 BRL (six thousand five hundred reals), and the first payment shall be due on the 5th (fifth) business day after the execution of this Indenture, and the following payments on the same dates of the subsequent years.

7.7.1 The compensation to the Trustee shall increase by the following taxes: (i) Service Tax of Any Nature (ISS); (ii) Social Integration Program (PIS); (iii) Contribution to Social Security Financing (PIS); and (iv) Social Contribution on Net Income (CSLL) and any other tax applicable to the Trustee’s compensation, excluding Income Tax, in the percentages corresponding to taxable income by the financial institutions on the respective dates of payment, in a manner that the amounts stated herein correspond to the net worth of applicable taxes on the provision of services of the Trustee levied by the financial institutions.

7.7.2 The compensation owed to the Trustee under Clause 7.7 above shall be updated on a yearly basis and based upon the accumulated changes of the General Index of Market Price (IGP-M), and if not possible, by the index replacing it as of the date of payment of the first installment pertaining to Clause 7.7 above.

7.7.3 The Trustee’s compensation shall be due even after the maturity of the Debentures, provided that the Trustee is still acting on behalf of the Debenture Holders and collecting any outstanding amounts owed by the Issuer.

7.7.4 Should the Issuer not be in compliance with all of its obligations assumed under this Indenture, or if the conditions of the Debentures have been modified subsequent to subscription, the Issuer shall owe the Trustee an additional amount of R$100.00 BRL (one hundred reals) per man-hour of work dedicated to (i) consultations with the Debenture Holders; (ii) attendance of meetings with the Issuer and/or the Debenture Holders; (iii) the deployment of consequential decisions of the Debenture Holders and the Issuer; and (iv) the execution of collateral warranties or collection of the Debentures. The additional compensation must be paid on a monthly basis by the Issuer to the Trustee within 5 (five) business days from the time of delivery of the report indicating the time spent by the Trustee on the activities listed above.

7.7.5 The Trustee’s compensation shall not include any reasonably incurred expenses by the Trustee in the strict performance of its duties if necessary to carry out any specific duty incumbent upon the Trustee, such as notifications, obtaining of certificates, travel expenses and lodging, expenses for experts, such as auditors and inspectors, among others.

7.7.6 In the event that payment to the Trustee is late, the late amount shall be subject to a late fee of 1% (on percent) per month and a non-compensatory penalty of 2% (two percent) of the amount owed.

7.7.7 In the event of an early cancellation or redemption of the totality of Debentures in circulation, the Trustee must return to the Issuer, within 72 (seventy-two hours), the proportional amount of the initial payment received less the compensation for the service performed, calculated pro rata temporis, from the date the compensation was paid through the effective date of cancellation or redemption of all the Debentures. If there is a delay in returning this amount, the late compensation payment shall be subject to a late fee of 1% (one percent) per month and a non-compensatory penalty of 2% (two percent) of the amount owed, provided that the tardiness period took place as of the time the Issuer notified the Trustee to that effect.

7.7.8 It is hereby established that, if the Trustee is replaced, the replaced Trustee must return the proportional share of the remuneration initially received without offsetting the service provided, calculated pro rata temporis, from the date the replacement was made to the effective replacement date, within a maximum period of 72 (seventy-two) hours, to the Issuing Company. In the event of a delay in returning this payment, the delayed remuneration share will be subject to interest on arrears of 1% (one per cent) per month and a non-compensatory fine of 2% (two per cent) of the value owed, with the delay period commencing when the Issuing Company notifies the Trustee of said events.

7.7.9 If the Issue conditions are amended, the Issuing Company and the Trustee agree to assess the impact of these amendments on the services herein defined in regard to amending the remuneration of the Trustee.

7.8 The Issuing Company will compensate the Trustee for all the expenses demonstrably incurred in order to protect the rights and interests of the Debenture Holders or to execute their receivables.

7.8.1 The compensation referred to in Clause 7.8 will be paid within 5 (five) working days of the execution of the respective provision at the expense of the Issuing Company.

7.8.2 The aforementioned expenses to be paid or compensated by the Debenture Holders also include third party legal representation costs, deposits, court costs and fees for actions proposed by the Trustee or from claims made against it in the exercise of its functions, or that cause it financial damage or risks in the representation of the Debenture Holders.

7.8.3 In the event of non-fulfillment by the Issuing Company, all the expenses from legal procedures, including administrative expenses, which the Trustee incurs in the protection of Debenture Holders’ interests, must be previously approved by the Debenture Holders, whenever possible, and paid by the Debenture Holders and subsequently, pursuant to applicable legislation, reimbursed by the Issuing Company.

7.8.4 The eventual legal expenses, deposits or costs arising from the payment of fees borne by the losing party in judicial action will also be covered by the Debenture Holders, as well as the remuneration and the expenses to be reimbursed to the Trustee, in the event that the Issuing Company continues to default on the payment of these for a period greater than 30 (thirty) days, with the Trustee entitled to request that the Debenture Holders lodge a guarantee in advance to cover the risk of paying fees borne by the losing party, as ruled in court.

7.8.5 The credit of the Trustee for expenses incurred in the protection of the rights and interests or executing the receivables of the Debenture Holders that has not been paid in the form herein established will be added to Issuing Company debt and will have preference over the Debentures in the order of payments made.

7.8.6 The acts or events involving the Trustee (i) that create liability for the Debenture Holders and/or exempt third parties from the obligations towards the Debenture Holders; and/or (ii) related to the compliance, by the Issuing Company, of its obligations under this Issue Deed or under the securities, will only be valid following prior approval of the Debenture Holders gathered in the General Meeting of Debenture Holders.

7.8.7 No tacit assignment or obligation will be interpreted against the Trustee in this Deed. The Trustee will not be obliged and/or bound by the provisions of any other contract in which the Trustee figures as a party and/or participant.

7.8.8 Without prejudice to the duty of care held by the Trustee, the Trustee will assume that the original documents or certified documents sent by the Issuing Company or by third parties upon its request were not subjected to fraud or adulteration. The Trustee will not, under any circumstances, be responsible for drafting corporate documents of the Issuing Company, and it will continue to be the legal and regulatory obligation of the Issuing Company to prepare said documents, in compliance with current legislation.

7.8.9 The Trustee will not be responsible for verifying the adequacy, validity, quality, truthfulness or comprehensiveness of the technical and financial information contained in any document sent to him for the purposes of informing, supplementing, clarifying, rectifying or ratifying the information in this Deed and in other operation documents.

7.8.10 The Trustee will not release any kind of opinion, nor will it make any judgment about the direction of any event connected to the Issue that must be determined by the Debenture Holders, and it agrees to only act in compliance with the instructions given by the Debenture Holders. Consequently, the Trustee has no liability regarding the result or the legal effects arising from the strict compliance of the Debenture Holders’ guidelines, sent to the Trustee as defined by the Debenture Holders and reproduced before the Issuing Company, irrespective of eventual damages that might be caused as a result to the Debenture Holders or to the Issuing Company. The behavior of the Trustee is limited to the scope of CVM Instruction 28 and the applicable articles of the Brazilian Corporation Law, with this party being exempt, under any circumstances, of any additional liability that has not arisen from the applicable legislation.

8.	OF THE GENERAL MEETING OF THE DEBENTURE HOLDERS

8.1 The Debenture Holders of the 1st Series and/or the Debenture Holders of the 2nd series will be able to, at any time, hold a meeting for the purpose of ruling on the material of interest to the Debenture Holders of the 1st Series and/or the Debenture Holders of the 2nd Series, as appropriate (“General Meeting of the Debenture Holders”).

8.2 The provision of the Brazilian Corporation Law concerning general meetings of shareholders and the calls for these meetings, in addition to the provision in this deed, applies, where possible, to the General Meeting of Debenture Holders.

8.3 The General Meeting of Debenture Holders can be called by the Trustee, by the Issuing Company, by the Debenture Holders of the 1st Series and/or the Debenture Holders of the 2nd series representing at least 10% (ten per cent) of the 1st Series Debentures in circulation and/or 10% (ten per cent) of the 2nd Series Debentures in circulation, as appropriate, or by the CVM.

8.3.1 For the purposes of constituting the quorum for holding and for taking decisions referred to in Clause 8, Debentures issued by the Issuing Company that have not been redeemed and/or liquidated will be considered to be Debentures in circulation. The Debentures that the Issuing Company holds in treasury, or that belong to their stockholders or any or their subsidiaries or affiliated companies, and respective directors or advisors and respective second-degree relatives and respective spouses of the latter, must be excluded from this number.

8.4 The General Meetings of Debenture Holders will be attended by, when convening for the first time, Debenture Holders representing at least half of the 1st Series Debentures in circulation and/or half of the 2nd Series Debentures in circulation, as appropriate, and, when convening for the second time, with any quorum.

8.5 The presence of legal representatives of the Issuing Company will be allowed in the General Meetings of Debenture Holders.

8.6 The Trustee must appear before the General Meeting of Debenture Holders and provide the information requested by the Debenture Holders.

8.7 The presidency of the General Meeting of Debenture Holders will be bestowed on the Debenture Holder chosen by the Debenture Holders or the Debenture Holder designated by the CVM.

8.8 In the rulings of the General Meeting of Debenture Holders, each Debenture will entitle one vote. The majority of those in attendance will make the rulings, except when provided for differently in this Deed and in the event of amending Clauses 4.1.3, 4.6, 4.8, 5.2 and 5.3 of this Deed, which shall require the approval of 2/3 (two thirds) of the 1st Series Debentures in circulation and/or 2/3 (two thirds) of the 2nd Series Debentures in circulation.

8.8.1 The amendment of the qualified quorum provided for in this Deed will depend on the approval of 90% of the 1st Series Debentures in circulation and/or 90% of the 2nd Series Debentures in circulation.

8.8.1.1 The decisions taken by the Debenture Holders, within the scope of their legal framework, concerning the quorums established in this Deed, will be valid and effective before the Issuing Company and will be legally binding for all Debenture Holders, irrespective of whether they have attended the General Meeting of Shareholders and of the vote cast in said Meeting.

8.9 For the purposes of clarification, (a) the matters solely related to the 1st Series Debentures must only be the subject of decisions arising from General Meetings of Debenture Holders of the 1st Series, (b) the matters solely related to the 2nd Series Debentures must only be the subject of decisions arising from General Meetings of Debenture Holders of the 2nd Series, and (c) the matters related to 1st Series Debentures and to 2nd Series Debentures must be the subject of decisions made both in the General Meetings of Debenture Holders of the 1st Series and in General Meetings of Debenture Holders of the 2nd Series, and, in this case, the quorum provided for each must be observed.

9.	DECLARATIONS AND SECURITIES OF THE TRUSTEE

9.1 The Trustee ensures and declares to the Issuing Company that:

(i)	it is duly authorized to enter into this Deed and comply with its obligations provided herein, having met all the legal and statutory requirements needed for this purpose;

(ii)	the execution of this Deed and the compliance of its obligations provided herein do not infringe on any requirement previously borne by the Trustee;

(iii)	this Deed represents a legal, valid and binding obligation of the Trustee, feasible pursuant to its terms and conditions;

(iv)	the persons that represent the Trustee in the execution of this Deed have sufficient powers for this purpose;

(v)	under penalty of law, the Trustee has no legal impediment, pursuant to the definitions in Article 66(3) of the Brazilian Corporation Law and Article 10 of CVM Instruction 28, to exercising the functions bestowed upon it;

(vi)	it accepts the functions bestowed upon it, fully accepting the duties and tasks provided for in specific legislation and in this Deed;

(vii)	it fully accepts this Deed, and all its clauses and conditions;

(viii)	it is properly qualified to execute the activities of Trustee, pursuant to current applicable legislation; and

(ix)

it has verified, upon accepting the role, the truthfulness of the information contained in this Deed, ensuring that the omissions, errors or defects it is aware of have been corrected. It is important to note that the verification carried out by the Trustee concerning the truthfulness of the declarations provided by the Issuing Company and the Intervening Guarantors was carried out using information supplied by the Issuing Company. The Trustee did not conduct any independent or additional verification procedure related to the truthfulness of the declarations submitted herein. The Debenture Holders, when taking out or acquiring debentures, state that they are aware of this situation and agree with it.

9.2 Furthermore, the Trustee hereby declares that, as of this date, it provides Trustee services for Usinas Siderúrgicas de Minas Gerais S.A. – USIMINAS, a corporation belonging to the same business group as the Issuing Company, as part of its 4th public issue of subordinated debentures, which expire on 1 February 2013, to the amount of R$500,000,000.00 (five hundred million Reais) on the Issue Date.

10.	DECLARATIONS AND SECURITIES OF THE ISSUING COMPANY AND THE INTERVENING GUARANTOR

10.1 The Issuing Company ensures and declares that:

(i)	it is a duly constituted private business corporation with valid existence in a regular situation pursuant to the laws of Brazil and of the other countries the Issuing Company has branches or offices of representation in, and it is also duly authorized to perform the activities described in its corporate purpose;

(ii)	it is duly authorized to enter into this Deed and comply with its obligations provided herein, having met all the legal, contractual and statutory requirements needed for this purpose;

(iii)	the execution of this Deed and the compliance of its obligations provided herein do not infringe on any requirement previously borne by the Issuing Company;

(iv)	the persons that represent the Issuing Company in the execution of this Deed have sufficient powers for this purpose;

(v)	the execution of this Deed and the placement of Debentures does not infringe any legal provision, or any contract or instrument the Issuing Company is part of, nor will it result in the: (a) acceleration of any requirement established in any of these contracts or instruments; (b) creation of any burden on any asset of the Issuing Company, except for those already in existence heretofore; or (c) termination of any of these contracts or instruments;

(vi)	no register, consent, authorization, approval, license, order from, or eligibility before any governmental authority or regulatory body is required for the compliance, on behalf of the Issuing Company, of its obligations pursuant to this Deed and the Debentures, or for executing the Issue, with the exception of registering the Deed in the JUCESP (“São Paulo Trade Board”) and registering the debentures with CETIP (Securities Custodial and Clearing Center);

(vii)	it has no connection with the Trustee that prevents it from fully performing its duties in relation to this Issue;

(viii)	it has no knowledge of any fact that prevents the Trustee from fully exercising its duties pursuant to the Brazilian Corporation Law and other applicable legislation, including regulatory standards;

(ix)	it will keep its assets properly insured, pursuant to the practices usually adopted by the Issuing Company;

(x)	its economic and financial situation, as of the date this declaration is executed, has not suffered any significant change that might adversely affect its solvency;

(xi)	it is aware and fully agrees with the disclosure and determination of the DI Rate, disclosed by CETIP, and agrees that the method of calculating the remuneration of the Debentures was chosen of its own free will;

(xii)	the financial statements of the Issuing Company, dated from 31 December 2009 and 2010, accurately represent the financial position of the Issuing Company as of those dates and was properly drafted pursuant to the generally accepted accountancy principles in Brazil, and accurately reflect the assets, liabilities and contingencies of the Issuing Company;

(xiii)	it will comply with all the obligations assumed pursuant to this Deed, including but not limited to, the requirement of devoting the resources acquired from the Issue for the purposes provided in Clause 3.7 above;

(xiv)	excepting the event that any non-compliance (individual or aggregate) is reasonably considered as the cause of an adverse material effect (“Adverse Material Effect”), it is in compliance with environmental legislation and the applicable environmental licenses required for conducting its business and the upkeep of its properties, and it holds as of the current date all the relevant permits and licenses required to undertake its business.

For the purposes of this item (xiv) of Clause 10.1, Adverse Material Effect means an adverse material effect: (i) on the businesses, conditions (financial or non-financial), operations, performance or properties of the Issuing Company; (ii) on the capacity of the Issuing Company to execute its obligations related to the Issue; or (iii) on the rights and/or measures and actions of the Issuing Company (ensuring that in the event of any Adverse Material Effect the following must be accounted for (in the corresponding manner): any insurance policy, reparations or claims, after considering the nature and value, as well as the probability of recovery of said insurance policies, reparations and/or claims); and

(xv)	except for cases where, in good faith, it is discussing the applicability of the law, rule or regulation in administrative or judicial areas, it is complying with all the laws, regulations, administrative standards and directives from governmental bodies, authorities or courts applicable to conducting its business and that are relevant for the execution of its activities, adopting the preventative or compensatory measures and actions intended to avoid or correct future environmental damage resulting from the execution of the activities described in its corporate purpose.

10.2.1 The Intervening Guarantors ensure and declare that:

(i)	they are duly authorized to enter into this Deed and comply with its obligations provided herein, having met all the legal and statutory requirements needed for this purpose;

(ii)	they are corporations duly organized, constituted and existing in compliance with Brazilian laws, under the private business corporation type, and they are also duly authorized to perform the activities described in its corporate purpose;

(iii)	the surety provided represents a legal, valid and binding obligation of the Intervening Guarantors, feasible pursuant to its terms and conditions;

(iv)	the execution of this Deed and the provision of the surety herein established does not infringe any legal provision, order, decision or sentence of an administrative or judicial nature, contract, or instrument the Intervening Guarantors are a part of, nor will they result in the (a) acceleration of any requirement established in any of these contracts or instruments; (b) creation of any burden on any asset of the Intervening Guarantor or any of its stockholders, or (c) termination of any of these contracts or instruments; and

(v)	(i) the provision of the surety detailed in the abovementioned Clause 4.11.1 was duly authorized by their competent corporate bodies, and (ii) all the authorizations required for the provision of the Surety were acquired and are in full force.

11.	OF THE GENERAL PROVISIONS

11.1 The notifications to be sent to any of the Parties under the terms of this Deed must be sent to the following addresses:

(i)	For the Issuing Company:

VOTORANTIM CIMENTOS S.A.

Praça Prof. José Lannes, nº 40, 9º andar

São Paulo – SP

04571-100

Attention of: Mario Antonio Bertoncini and Maria Gabriela de Carvalho Woge

Telephone: (11) 3704-3353 // (11) 3704-3028

Fax: (11) 3079-9345 // (11) 3167-1550

Email: mario.bertoncini@vpar.com.br // gabriela.woge@vpar.com.br

(ii)	For the Trustee:

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

Avenida das Américas, nº 4.200, Bloco 04, Sala 514

Rio de Janeiro – RJ

22640-102

Attention of: Mr. Marco Aurélio Ferreira (Back office) / Miss. Nathalia Machado (Legal)

Telephone: (21) 3385-4565

Fax: (21) 3385-4046

Email: backoffice@pentagonotrustee.com.br / juridico@pentagonotrustee.com.br

(iii)	For the Intervening Guarantor:

VOTORANTIM PARTICIPAÇÕES S.A.

Rua Amauri, n.º 255, 10º andar

São Paulo – SP

04072-000

Attention of: Mario Antonio Bertoncini and Maria Gabriela de Carvalho Woge

Telephone: (11) 3704-3353 // (11) 3704-3028

Fax: (11) 3079-9345 // (11) 3167-1550

Email: mario.bertoncini@vpar.com.br // gabriela.woge@vpar.com.br

VOTORANTIM INDUSTRIAL S.A.

Rua Amauri, nº 255, 13º andar, conj. “A”

São Paulo – SP

01448-000

At.: Mario Antonio Bertoncini e Maria Gabriela de Carvalho Woge

Phone: (11) 3704-3353 // (11) 3704-3028

Fax: (11) 3079-9345 // (11) 3167-1550

e-mail: mario.bertoncini@vpar.com.br // gabriela.woge@vpar.com.br

(iv)	To Custodian Bank and Depositary Bank:

BANCO BRADESCO S.A.

Departamento de Ações e Custódia – DAC

Av. Yara, S/N – Cidade de Deus – Prédio Amarelo – 2º Andar

Osasco – SP

06029-900

At.: Marcelo Poli

Phone: (11) 3684-3749

Fax: (11) 3684-2714

E-mail: 4010.mpoli@bradesco.com.br

(v)	To: CETIP:

CETIP S.A. – MERCADOS ORGANIZADOS

Av. República do Chile, nº 230, 11º andar

Rio de Janeiro – RJ

20031-170

Phone: (21) 2276-7474

Fax: (21) 2252-4308 / (21) 2262-5481

or

Av. Brigadeiro Faria Lima, nº 1.663, 4° andar

São Paulo – SP

01452-001

At.: Gerência de Valores Mobiliários

Phone: (11) 3111-1596

Fax: (11) 3115-1564

e-mail: gr.debentures@cetip.com.br

11.1.2 The communications will be considered to be delivered when they are received under protocol or with a “notice of receipt” issued by the post office or also a telegram send to the above mentioned addresses.

11.1.3 The communications performed by fax or e-mail will be considered to be received on the date they were sent, once the reception is confirmed through an indicative notice (receipt issued by the machine used by the sender). The respective originals should be mailed to the above mentioned addresses in up to 5 (five) business days after sending the message.

11.1.4 A change in any of the addresses above should be communicated to all Parties by the Issuing Entity.

11.2 Except when expressly provided in different forms in the present Deed, it is understood as “business day” any day of the week, except Saturdays, Sundays and national holidays or in the City of São Paulo. When indicating the deadline from the day in the present Deed does not clarify “business day”, it is understood that the period shall run in consecutive days.

11.3 It is not presumed the resignation to any of the rights incurring from the present Deed. In this manner, no delay, omission or liberty in the execution of any right, faculty or remedy entitled to the Fiduciary Agent and/ or the Debenture Holders in relation to any non-compliance from the Issuing Entity and/ or the Intervening Guarantors shall harm the execution of such right, faculty or remedy, or it will be interpreted as a resignation or the agreement with such non-compliance, neither will it constitute a waiver or modification of any obligations contracted by the Issuing Entity and/ or by the Intervening Guarantors in this Deed or precedent concerning any other non-compliance or delay.

11.4 In case any of the provisions now approved shall be judged as illegal, invalid or inefficient, all the other provisions not affected by such judgment will prevail, compromising the Parties, in good faith, when substituting the provisions affected by other that, whenever possible, have the same effect.

11.5 This Deed is ruled by the Laws of the Federative Republic of Brazil.

11.6 This Deed and the Debentures constitute extrajudicial enforcement instruments in the terms of incises I and II from article 585 of the Code of Civil Procedure, the Parties acknowledge from now on, independently from any other applicable measures, the obligations contracted in the terms of this Deed containing specific implementation and being subject to the provisions from article 632 and so forth from the Code of Civil Procedure, without detriment of the right to declare an early expiration of the Debentures, in the terms of this Deed.

11.7 This Deed is signed in irrevocable and irreversible character, obliging the Parties on their own behalf and on the behalf of their successors.

11.8 All and any incurred costs in relation to the registration of this Deed and amendments thereto, and the corporate acts and the guarantee instruments related to this Issuing Entity, in the competent registries, will be the sole responsibility of the Issuing Entity.

12.	COURT

12.1 It is elected a Court from the City of Sao Paulo, State of Sao Paulo, to solve any doubts or controversies related to this Deed, resigning to any other, no matter how privileged it may be or become.

Therefore, for being fairly binded and subjected to the provisions thereof, the Parties sign the present Deed, in 5 (five) counterparts in identical form and content, in the presence of 2 (two) witnesses.

São Paulo, 01/02/2012.

[the remainder of the page is intentionally left blank]

[Page 1/4 with the signatures of the Private Deed Instrument of the 4th (Fourth) Issuance of Simple Debentures, Non-Convertible into Shares, in Two Series, of an unsecrured type, with Surety, for Public Distribution with Restricted Placement Efforts, under a Firm Subscription Guarantee from Votorantim Cimentos S.A.]

/s/ Mario Antonio Bertoncini		/s/ Carlos Eduardo de Arruda Boggio
VOTORANTIM CIMENTOS S.A.
BY:	Mario Antonio Bertoncini	BY:	Carlos Eduardo de Arruda Boggio
Position:		Position:	Legal Director

[Page 2/4 with the signatures of the Private Deed Instrument of the 4th (Fourth) Issuance of Simple Debentures, Non-Convertible into Shares, in Two Series, of an unsecrured type, with Surety, for Public Distribution with Restricted Placement Efforts, under a Firm Subscription Guarantee from Votorantim Cimentos S.A.]

/s/ Marcelle Santoro
PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS
BY:	Marcelle Santoro
Position:	Attorney-in-fact

[Page 3/4 with the signatures of the Private Deed Instrument of the 4th (Fourth) Issuance of Simple Debentures, Non-Convertible into Shares, in Two Series, of an unsecrured type, with Surety, for Public Distribution with Restricted Placement Efforts, under a Firm Subscription Guarantee from Votorantim Cimentos S.A.]

/s/ Mario Antonio Bertoncini		/s/ Carlos Eduardo de Arruda Boggio
VOTORANTIM PARTICIPAÇÕES S.A.
BY:	Mario Antonio Bertoncini	BY:	Carlos Eduardo de Arruda Boggio
Position:		Position:	Legal Director

[Page 4/4 with the signatures of the Private Deed Instrument of the 4th (Fourth) Issuance of Simple Debentures, Non-Convertible into Shares, in Two Series, of an unsecrured type, with Surety, for Public Distribution with Restricted Placement Efforts, under a Firm Subscription Guarantee from Votorantim Cimentos S.A.]

/s/ Mario Antonio Bertoncini		/s/ Carlos Eduardo de Arruda Boggio
VOTORANTIM INDUSTRIAL S.A.
BY:	Mario Antonio Bertoncini	BY:	Carlos Eduardo de Arruda Boggio
Position:		Position:	Legal Director

Witnesses:

1.	/s/ Illegible	2.	/s/ Mariana Mayumi Oyakama
Name:	Illegible	Name:	Mariana Mayumi Oyakama
ID No.:		ID No.:

ANNEX 4.11.13

TEMPLATE FOR RELEASE NOTIFICATION

São Paulo, [—] / [—] / [—].

To:

Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários

Avenida das Américas, nº 4.200, Bloco 04, Sala 514

Rio de Janeiro – RJ

22640-102

At.: Mr. Marco Aurélio Ferreira / Ms. Nathalia Machado

Ref.: Release of guarantee granted in the scope of the 4th (Fourth) Issuance of Simple Debentures, Non-Convertible into Shares, in Two Series, of an unsecrured type, with Surety, for Public Distribution with Restricted Placement Efforts, under a Firm Subscription Guarantee from Votorantim Cimentos S.A.

Dear Sirs,

Votorantim Participações S.A., a joint stock company located in the city of Sao Paulo, State of Sao Paulo, on Rua Amauri, No, 255, 10 andar, enrolled with the CNPJ/MF under No. 61082582/0001-97, herein represented in the form of its Bylaws (“VPAR”), in the terms of the Private Deed Instrument of the 4th (Fourth) Issuance of Simple Debentures, Non-Convertible into Shares, in Two Series, of na unsecrured type, with Surety, for Public Distribution with Restricted Placement Efforts, under a Firm Subscription Guarantee, from Votorantim Cimentos S.A.” (“Deed of Issuance” and “Issuance”, respectively), signed in 01/2/2012, between Votorantim Cimentos S.A., a joint stock company private held, located in the city of Sao Paulo, in the State of Sao Paulo, on Praça Prof. José Lannes, nº 40, 9º andar, enrolled with the CNPJ/MF under No. 01.637.895/0001-32 (“Issuing Entity”), the Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, financial institution located in the City of Rio de Janeiro, State of Rio de Janeiro, on Avenida das Américas, 4.200, Bloco 4, Sala 514, Postal Code 22.640-102, eneolled with the CNPJ/MF under No. 17.343.682/0001-38 (“Fiduciary Agent”), VPAR and Votorantim Industrial S.A., joint stock companies privately held, located in the City of São Paulo, in the State of São Paulo, on Rua Amauri, nº 255, 13º andar, conj. “A”, enrolled with the CNPJ/MF under No. 03.407.049/0001-51 (“VID”), state and request the hereinafter.

Considering that:

(i)	VID sent to the Fiduciary Agent the financial statements related to the [last quarter, which were subject to revision limited by an independent auditor] OR [the last fiscal period, along the opinion from an independent auditor];

(ii)	Two credit rating agencies attributed a grade of investment classification of VID equal or superior to the credit classification grade attributed to VPAR immediately before such disclosure;

(iii)	On the date of the Deed of Issuance, the Total of Assets consolidated from VID is equal at least to 85.0% of the Total of Assets consolidated from VPAR, excluding any assets related to the financial segment from VPAR, according to the stated in the financial statements from VPAR; and

(iv)	No Event of Non-compliance (according to the stated in the Deed of Issuance) occurred or is occurring.

VPAR requests, in the terms of Clause 4.11.13 from the Deed of Issuance, the release of the obligations related to the guarantee granted by VPAR in the scope of Issuance.

Aiming to make effective the release of the guarantee granted by VPAR, in a period of 3 (three) business days from this notice, VPAR and the Fiduciary Agent, with the intervention consent from VID and the Issuing Entity, should sign the release term of guarantee, according to the model included in Annex 4.11.13.1 from the Deed of Issuance.

Being this fulfilled, we signed.

VOTORANTIM PARTICIPAÇÕES S.A.
BY:	BY:
Position:	Position:

ANNEX 4.11.13.1

TEMPLATE FOR THE TERM OF GUARANTEE RELEASE

By this particular instrument, the parties:

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS, financial institution located in the City of Rio de Janeiro, State of Rio de Janeiro, on Avenida das Américas, 4.200, Bloco 4, Sala 514, Postal Code 22.640-102, enrolled with the CNPJ/MF under No. 17.343.682/0001-38, herein represented in the form of its Bylaws (“Fiduciary Agent”), appointed in this instrument to represent the common interests of the Debenture Holders from the 4th (Fourth) Issuance of Simple Debentures, Non-Convertible into Shares, in Two Series, of an unsecrured type, with Surety, for Public Distribution with Restricted Placement Efforts, under a Firm Subscription Guarantee from the Issuing Entity (“Debenture Holders” and “Issuance”, respectively), in the terms of Law No. 6.404, on 12/05/1976, as amended (“The Brazilian Corporate Law”);

VOTORANTIM PARTICIPAÇÕES S.A., a joint stock company located in the city of Sao Paulo, State of Sao Paulo, on Rua Amauri, No, 255, 10 andar, enrolled with the CNPJ/MF under No. 61082582/0001-97, herein represented in the form of its Bylaws (“VPAR”); and

As consenting intervening parties:

VOTORANTIM CIMENTOS S.A., a joint stock company private held, located in the City of São Paulo, State of São Paulo, on Praça Prof. José Lannes, nº 40, 9º andar, enrolled with the CNPJ/MF under No. 01.637.895/0001-32, herein represented in the form of its Bylaws (“Issuing Entity”); and

VOTORANTIM INDUSTRIAL S.A., a joint stock company private held, located in the City of São Paulo, State of São Paulo, on Rua Amauri, nº 255, 13º andar, conj. “A”, enrolled with the CNPJ/MF under No. 03.407.049/0001-51, herein represented in the form of its Bylaws (“VID”).

CONSIDERING THAT:

(A) On 01/02/2012, the Issuing Entity signed with the Fiduciary Agent the “Private Deed Instrument of the 4th (Fourth) Issuance of Simple Debentures, Non-Convertible into Shares, in Two Series, of an unsecrured type, with Surety, for Public Distribution with Restricted Placement Efforts, under a Firm Subscription Guarantee of Votorantim Cimentos S.A.” (“Deed of Issuance”) recorded under No. [—] in the [—] Titles and Documents Registry Office in the City of São Paulo and under No. [—] in the [—] Titles and Documents Registry Office in the City of São Paulo;

(B) Clause 4.11.13 of Deed of Issuance foreseen the release of VPAR as guarantor of the Issuing Entity in the occurrence of certain conditions; and

(C) On [—], VPAR proved to the Fiduciary Agent the compliance with the conditions foreseen in Clause 4.11.13 from the Deed of Issuance.

THIS SAID, the parties decide to sign, in the terms of Clause 4.11.13.1 from the Deed of Issuance, the present Term of Guarantee Release:

1st Clause By this, the Fiduciary Agent releases, in this act, the Guarantee lent by VPAR, for all legal rights and purposes.

2nd Clause The Fiduciary Agent authorizes, from now not, the Issuing Entity and/ or VPAR to take all necessary provisions for canceling the effects produced by the Guarantee solely related to VPAR, specially the registration on this instrument before the competent Title and Documents Registry Office, being that the incurred costs/ fees of such registration will be the Issuing Entity responsibility.

3rd Clause The Guarantee lent by VID remains valid, binding and feasible according with the terms and conditions foreseen in Clause 4.11 from the Deed of Issuance.

4th Clause The present instrument is signed in irrevocable and irreversible character and obliges the parties and successors in any form.

5th Clause The present instrument is ruled by the laws of the Federative Republic of Brazil.

6th Clause The parties choose a court in the county of the capital of the State of Sao Paulo to resolve any disputes that may arise from this instrument.

São Paulo, [—].

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS
BY:
Position:

VOTORANTIM PARTICIPAÇÕES S.A.
BY:	BY:
Position:	Position:

Intervening Entities:

VOTORANTIM CIMENTOS S.A.
BY:	BY:
Position:	Position:

VOTORANTIM INDUSTRIAL S.A.
BY:	BY:
Position:	Position:

Witnesses:

1.	2.
Name:	Name:
ID No.:	ID No.: